EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Reports Record September Sales of $183.8 Million, an Increase of 20.9%

Same Store Sales Increased 13.0%

Warrendale, PA, October 5, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended October 1, 2005 increased 20.9% to a record $183.8 million, compared to $152.0 million for the month ended October 2, 2004. Comparable store sales increased 13.0% for the September period.

Total sales for the year-to-date thirty-five week period ended October 1, 2005 increased 28.6% to $1.388 billion, compared to $1.079 billion for the thirty-five week period ended October 2, 2004. Comparable store sales increased 20.1% for the year-to-date period.

The company continues to expect third quarter earnings to be in the range of $0.43 to $0.44 per share, which compares to earnings per share of $0.39, from continuing operations in the third quarter of last year. To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 783 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fall assortments are not well received, and as a result, our third quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:

Judy Meehan
724-776-4857